Exhibit 4.2
IRONPLANET.COM, INC.
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
August 28, 2008

-i-

IRONPLANET.COM, INC.
THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     This Third Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 28th day of August, 2008, by and among IronPlanet.com, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock set forth on Exhibit A attached hereto (the “Series A Holders”), the holders of the Company’s Series B Preferred Stock set forth on Exhibit A attached hereto (the “Series B Holders”) and the holders of the Company’s Series C Preferred Stock listed on Exhibit A attached hereto (the “Series C Holders” and together with the Series A Holders and Series B Holders, the “Investors”), and Reza Bundy Saadlou, herein referred to as the “Founder.”
RECITALS
     A. The Company, the Founder, the Series A Holders and the Series B Holders have previously entered into the Second Amended and Restated Investors’ Rights Agreement dated July 19, 2000, and Amendment No. 1 to the Second Amended and Restated Investors’ Rights Agreements dated May 3, 2007, pursuant to which the Company granted the Founder, the Series A Holders and Series B Holders certain rights (the “Prior Rights Agreements”).
     B. The Company has entered of even date herewith and may enter into Series C Preferred Stock and Preferred Stock Warrant Purchase Agreements (the “Purchase Agreements”) of even date herewith pursuant to which the Company desires to sell to the Series C Holders and the Series C Holders desire to purchase from the Company shares of the Company’s Series C Preferred Stock. A condition to the Series C Holders’ obligations under the Purchase Agreements is that the Company, the Founder and the Investors enter into this Agreement in order to provide the Series C Holders with (i) certain rights to register shares of the Company’s Common Stock issuable upon conversion of the Series C Preferred Stock held by the Series C Holders, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities. The Company desires to induce the Series C Holders to purchase shares of Series C Preferred Stock pursuant to the Purchase Agreements by agreeing to the terms and conditions set forth herein.
     C. The Company, the Founder, the Series A Holders, and the Series B Holders each desire to amend and restate the Prior Rights Agreement, which shall be superseded in its entirety by this Agreement.
AGREEMENT
     The parties hereby agree as follows:
     A. Amendments of Prior Rights Agreement; Waiver of Right of First Offer. Effective and contingent upon execution of this Agreement by the Company and the holders of a majority of the Registrable Securities, as that term is defined in the Prior Rights Agreement, not including the Founders Stock, as that term is defined in the Prior Rights Agreement, and upon closing of the transactions contemplated by the Purchase Agreements, the Prior Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founder, and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Founder and the Investors with respect to registration rights of the Company’s securities and certain other rights, as set forth herein. The Series A Holders and the Series B Holders hereby waive the Right of First Offer, including the notice requirements, set forth in the Prior Rights Agreement with respect to the issuance of Series C Preferred Stock pursuant to the Purchase Agreements and with respect to the issuance of warrants to purchase shares of the Company’s capital stock being issued to Ring Power Corporation.
     1. Registration Rights. The Company and the Investors covenant and agree as follows:
          1.1 Definitions. For purposes of this Section 1:
               (a) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;
               (b) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Company’s Series A Preferred Stock, (ii) the shares of Common Stock issuable or issued upon conversion of the Company’s Series B Preferred Stock, (iii) the shares of Common Stock issuable or issued upon conversion of the Company’s Series C Preferred Stock, and (iv) the shares of Common Stock issuable or issued upon conversion of the shares of the Company’s Series A-1 Preferred Stock issued to the Founder (the “Founder’s Stock”), provided, however, that for the purposes of Section 1.2, 1.4 or 1.13 the Founder’s Stock shall not be deemed Registrable Securities and the Founder shall not be deemed a Holder, and (v) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii), (iii), and (iv); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;
               (c) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;
               (d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;
               (e) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Securities Exchange Act of 1934;
               (f) The term “SEC” means the Securities and Exchange Commission; and
               (g) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $6.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate cash proceeds to the Company of $20,000,000 (net of underwriting discounts and commissions).
          1.2 Request for Registration.
               (a) If the Company shall receive at any time after the earlier of (i) August 28, 2010, or (ii) six (6) months after the effective date of a Qualified IPO, a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.4.
               (b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
               (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.
               (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:
                    (i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;
                    (ii) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or
                    (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.
          1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.4, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.
          1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of not less than thirty percent (30%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
               (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.3.
               (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.
          1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.
               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred eighty (180) days.
               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days.
               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
               (i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
          1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.
          1.7 Expenses of Registration.
               (a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements (not to exceed $15,000) of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.
               (b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements (not to exceed $15,000) of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.
               (c) Registration on Form S-3. All expenses incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements (not to exceed $15,000) of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, and any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company.
          1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included or (ii) any securities held by a Founder be included if any securities held by any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.
          1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.
               (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.
               (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.
               (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
          1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;
               (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;
               (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
          1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least 200,000 shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization) of such securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.
          1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.
          1.14 “Market Stand-Off” Agreement.
               (a) Market-Standoff Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering, provided all then current officers, directors and holders of more than 1% of the Company’s voting stock agree to be bound by similar restrictions.
               (b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.
               (c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).
               (d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14, provided that this Section 1.14(d) shall not apply to transfers pursuant to a registration statement or transfers after the twelve-month anniversary of the effective date of the Company’s initial registration statement subject to this Section 1.14.
          1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) three (3) years following the consummation of a Qualified IPO, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three (3)-month period without registration, or (iii) at such time as such Holder (excluding Randall) holds Registrable Securities constituting less than two percent (2%) of the outstanding voting stock of the Company.
     2. Covenants of the Company.
          2.1 Delivery of Financial Statements. The Company shall deliver to Randall, so long as Randall owns any shares, and each other Holder of at least 200,000 shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization) of Registrable Securities (excluding for purposes of subsections (c) and (d) below any Common Stock issued to Randall):
               (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;
               (b) as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;
               (c) within thirty (30) days of the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;
               (d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and
               (e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP, if the Board of Directors determines that it is in the best interest of the Company to do so.
          2.2 Inspection. The Company shall permit each Holder of at least 200,000 shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization) of Registrable Securities (excluding for purposes of this Section 2.2 Common Stock issued to Randall) at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information; provided further, however, that nothing in this Section 2.2 shall be construed to limit the rights of any Holder under Section 220 of the Delaware Corporation Law to inspect the Company’s books and records for a proper purpose as contemplated by that statute.
          2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, a “Major Investor” shall mean any person who holds at least 200,000 shares of the Series A Preferred Stock, Series B Preferred Stock, and/or Series C Preferred Stock (or the Common Stock issued upon conversion thereof) (appropriately adjusted for any stock split, dividend, combination or other recapitalization). For purposes of this Section 2.3, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate.
          Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:
               (a) The Company shall deliver a notice by certified mail (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.
               (b) Within 15 calendar days after delivery of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock outstanding as of the date hereof (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten

(10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).
               (c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.
               (d) The right of first offer in this paragraph 2.3 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors, (ii) to or after consummation of a Qualified IPO, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) to the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions approved by the board of Directors, (vi) to the issuance or sale of the Series A Preferred Stock, (vii) to the issuance of securities pursuant to stock splits, stock dividends or like transactions, (viii) to the issuance of securities pursuant to currently outstanding options, warrants, notes or other rights to acquire securities of the Company, or (ix) to the issuance of securities that, with unanimous approval of the Board of Directors of the Company, are not offered to any existing stockholder of the Company. In addition to the foregoing, the right of first offer in this paragraph 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.
          2.4 Termination of Covenants.
               (a) The covenants set forth in Sections 2.1 through Section 2.3 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the entire Agreement upon a change in control of the Company, as provided in Section 3.1.
               (b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.5(a) above.
     3. Miscellaneous.
          3.1 Termination of Entire Agreement Upon Change of Control. This Agreement shall terminate, and have no further force and effect, when the Company shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, provided that this Agreement shall not be terminated following a merger effected solely for the purpose of changing the domicile of the Company.
          3.2 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A, Series B, or Series C Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          3.3 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least two-thirds (2/3rds) of the Registrable Securities then outstanding, not including the Founder’s Stock; provided that if such amendment has the effect of affecting a series of Preferred Stock in a manner different than another series of Preferred Stock, then such amendment shall require the consent of the holder or holders of at least a majority of the shares of the series of Preferred Stock so affected or in the case of a particular Investor if the rights of such Investor are changed under this Agreement in a manner different from that of the other Investors, then such amendment shall require the consent of such Investor; and, provided further that if such amendment has the effect of affecting the Founder’s Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founder’s Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founder’s Stock. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional purchasers of Series C Preferred Stock as “Investors” and “Holders.” Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.
          3.4 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, (i) upon delivery when delivered personally or (ii) two (2) business days following deposit for delivery by overnight courier with Federal Express or another internationally recognized courier or (iii) upon confirmed facsimile on a business day (or if the day in question is not a business day, then at local time the start of the following business day), and addressed to the party to be notified at such party’s address or fax number as set forth on Exhibit A hereto or as subsequently modified by written notice. A “business day” shall be a day on which banks are open for business in the location on record of both the sender and the receiver of the notice.
          3.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
          3.6 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.
          3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          3.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          3.9 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          3.10 Observer Rights. So long as European Founders Fund GmbH or one of its affiliates (collectively, “EFF”) holds at least 100,000 shares of Registrable Securities (as adjusted for stock splits, recapitalizations, dividends and the like), the Company shall allow one (1) representative designated by EFF (the “EFF Observer”) to attend all meetings of the Company’s Board of Directors in a nonvoting capacity, and in connection therewith, the Company shall give the EFF Observer copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors; provided, however, that the Company reserves the right to exclude the EFF Observer from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons. The decision of the Company’s Board of Directors with respect to the privileged or confidential nature of such information shall be final and binding.

[Signature Page Follows]

     The parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

IRONPLANET.COM, INC.

By: /s/ Gregory J. Owens Gregory J. Owens, President

Address:	4695 Chabot Drive, Suite 102
Pleasanton, CA 94588

FOUNDER:

Reza Bundy Saadlou

Address:

KPCB Holdings, Inc., as nominee

By: /s/ Ted Schlein (Signature)

Name:	Ted Schlein

(print)

Title:	/s/ Senior Vice President

Address:
2750 Sand Hill Road
Menlo Park, CA 94025
SIGNATURE PAGE TO IRONPLANET.COM, INC. THIRD AMENDED AND
RESTATED INVESTORS’ RIGHTS AGREEMENT

     The parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

ACCEL VII L.P.
By: Accel VII Associates L.L.C.
Its General Partner

By:	/s/ Tracy L. Sedlock Attorney-in-Fact

Name: Tracy Sedlock

ACCEL INTERNET FUND III L.P.
By: Accel Internet Fund III Associates L.L.C.
Its General Partner

By:	/s/ Tracy L. Sedlock

Attorney-in-Fact

Name: Tracy Sedlock

ACCEL INVESTORS ’99 L.P.

By:	/s/ Tracy L. Sedlock

Attorney-in-Fact

Name: Tracy Sedlock

ACP FAMILY PARTNERSHIP L.P.

By:	/s/ Tracy L. Sedlock

Agent

Name: Tracy Sedlock
SIGNATURE PAGE TO IRONPLANET.COM, INC. THIRD AMENDED AND
RESTATED INVESTORS’ RIGHTS AGREEMENT

     The parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

CATERPILLAR INC.

By:	/s/ Tom Frautschy

Name:	Tom Frautschy

(Print)

Address:	2120 West End Ave.

Nashville, Tennessee 37203

KOMATSU AMERICA CORP.

By:	/s/ Gary Kasbeer

Name:	Gary Kasbeer

(Print)

Address:	1701 E. Golf Rd.

Rolling Meadows, IL 60008

VOLVO CONSTRUCTION
EQUIPMENT NORTH AMERICA, INC.

By:	/s/ Martha P. Boyd

Name:	Martha P. Boyd

(Print)

Address:	One Volvo Drive

Asheville, NC 28803

SIGNATURE PAGE TO IRONPLANET.COM, INC. THIRD AMENDED AND
RESTATED INVESTORS’ RIGHTS AGREEMENT

     The parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

RING POWER CORPORATION

By:	/s/ Randal L. Ringhaver
Name: Randal L. Ringhaver
Title: President

Address:	500 World Commerce Pancway

St. Augustine, FL 32092

Phone:	(904) 201 – 7464

Fax:	(904) 281 – 0155

E-mail:

SIGNATURE PAGE TO IRONPLANET.COM, INC. THIRD AMENDED AND
RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A
Series A Holders
Name and Address
Accel VII L.P.
Accel Internet Fund III L.P.
Accel Investors ’99 L.P.
          c/o Arthur C. Patterson
          428 University Ave.
          Palo Alto, CA 94301
Auchincloss Wadsworth & Co., L.P.
          11 Newbury Street, Suite 500
          Boston, MA 02116
Arthur C. Patterson
          c/o Accel Partners
          428 University Avenue
          Palo Alto, CA 94301
Copy To: G. Carter Sednaoui
          Accel Partners
          One Palmer Square
          Princeton, NJ 08542
KPCB Holdings, Inc.
          2750 Sand Hill Road
          Menlo Park, CA 94025
Dyncorp Technical Services, Inc.
          One Ridgemar Centre
          6500 West Freeway
          Fort Worth, TX 76116
Michael C. Jackson
          c/o Housatonic Partners
          11 Newbury Street, Suite 500
          Boston, MA 02116
Brandon L. Nixon
          c/o Housatonic Partners
          11 Newbury Street, Suite 500
          Boston, MA 02116

Name and Address
Barry Reynolds
          c/o Housatonic Partners
          11 Newbury Street, Suite 500
          Boston, MA 02116
William Thorndike
          c/o Housatonic Partners
          11 Newbury Street, Suite 500
          Boston, MA 02116
VLG Investments 1999
          2800 Sand Hill Road
          Menlo Park, CA 94025
John V. Bautista
          c/o Venture Law Group
          2775 Sand Hill Road
          Menlo Park, CA 94025
Edmund Ruffin
          c/o Venture Law Group
          2800 Sand Hill Road
          Menlo Park, CA 94025
Richard Hsu
          c/o Venture Law Group
          2775 Sand Hill Road
          Menlo Park, CA 94025
MRS Investors
          c/o Mark Winfield-Hansen
          Venture Law Group
          2800 Sand Hill Road
          Menlo Park, CA 94025

EXHIBIT A
Series B Holders
Name and Address
Caterpillar, Inc.
          100 N.E. Adams Street
          Peoria, IL 61629
Komatsu America Corp.
          440 North Fairway Drive
          P.O. Box 8112
          Vernon Hills, IL 60061-8112
Volvo Construction Equipment N. V.
          Chausee de la Hulpe 130
          Brussels, BE-1000, Belgium
KPCB Holdings, Inc.
          2750 Sand Hill Road
          Menlo Park, CA 94025
Accel VII L.P.
Accel Internet Fund III L.P.
Accel Investors ’99 L.P.
ACP Family Partnership L.P.
          c/o Arthur C. Patterson
          428 University Avenue
          Palo Alto, CA 94301
          Copy to:
          G. Carter Sednaoui, CFO
          One Palmer Square
          Princeton, NJ 08542
Marubeni Construction Machinery (America) Inc.
          200 E. Randolph Dr., Suite 4838
          Chicago, IL 60601
MAC Investment Co., Inc.
          450 Lexington Avenue
          New York, NY 10017
Marubeni America Corp., Information
Technology & Infrastructure Project
Group
          101 California Street, Suite 1150
          San Francisco, CA 94111

Name and Address
Marubeni America Corp., Machinery Group
          450 Lexington Avenue
          New York, NY 10017
Comdisco, Inc.
          Attn: Venture Group
          6111 North River Road
          Rosemont, IL 60018
Copy To: 100 Hamilton, Suite 104A
                Palo Alto, CA 94301
Ignite Ventures II, L.P.
          255 Shoreline Drive, Suite 510
          Redwood City, CA 94065
Ignite Entrepreneurs, L.P.
          255 Shoreline Drive, Suite 510
          Redwood City, CA 94065
Altec Ventures LLC
210 Inverness Center Drive
Birmingham, AL 35242
Robert B. Alleger, Jr.
Robert B. Alleger, Sr.
Patrick C. Fitzpatrick
Jay Gorman
Jay Ward
Kenneth D. Cramer
Charles Nardo
European Founders Fund GmbH
Attn: Marc Samwer
Lindenalle 45
50968 Koln
Germany

EXHIBIT A
Series C Holders
Name and Address
Ring Power Corporation
          500 World Commerce Parkway
          St. Augustine, FL 32092